Exhibit 2.2

STOCK PURCHASE AGREEMENT

among

JOURNAL COMMUNICATIONS, INC.,

NORLIGHT TELECOMMUNICATIONS, INC.

and

Q-COMM CORPORATION

dated as of

November 13, 2006

i

ii

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 13, 2006 (the “Agreement”), by and among JOURNAL COMMUNICATIONS, INC., a Wisconsin corporation (“Parent”), NORLIGHT TELECOMMUNICATIONS, INC., a Wisconsin corporation and a wholly owned indirect subsidiary of Parent (“Company”), and Q-COMM CORPORATION, a Nevada corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Parent, indirectly through its wholly owned subsidiary The Journal Company, a Wisconsin corporation (“Shareholder”), owns all of the issued and outstanding shares of capital stock of Company (the “Shares”); and

WHEREAS, Buyer desires to purchase the Shares and Parent desires to sell the Shares to Buyer, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Buyer and Company hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall cause Shareholder to sell to Buyer and Buyer shall purchase all the Shares.

ARTICLE II

PURCHASE PRICE - DEPOSIT

Section 2.01. Purchase Price. The aggregate amount to be paid by Buyer for the purchase of the Shares shall be $185,000,000 (the “Initial Purchase Price”). The Initial Purchase Price shall be subject to adjustment as provided in Section 2.02.

Section 2.02. Working Capital and Long Term Liabilities.

(a) Not less than four (4) Business Days prior to the expected Closing Date, Parent shall deliver to Buyer a consolidated unaudited balance sheet of Company as of the last period end prior to the Closing Date, giving effect to the assets to be transferred and the various liabilities to be retained or transferred pursuant to Section 6.06 and Section 6.09 (the “Prior Period Balance Sheet”) and containing (i) the Working Capital Amount as of such period end (the “Prior Period Working Capital Amount”), and (ii) the Long Term Liabilities Amount as of such period end (the “Prior Period Long Term Liabilities Amount”), together with reasonably detailed supporting documentation. The Prior Period Balance Sheet shall be prepared, and the Prior Period Working Capital Amount and Prior Period Long Term Liabilities Amount shall be determined, in accordance with the same accounting methods, policies, practices and procedures, with consistent adjustments, classifications, judgments and estimation methodology, as were used in preparation of the unaudited consolidated balance sheet of the telecommunications business of the Company as of September 24, 2006 attached hereto as Schedule 2.02, giving effect to the assets to be transferred and the various liabilities to be retained or transferred pursuant to Section 6.06 and Section 6.09, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the purchase and sale of the Shares as contemplated by this Agreement. Schedule 2.02 includes an example calculation of the Prior Period Working Capital Amount and the Prior Period Long Term Liabilities Amount as of September 24, 2006.

(b) The “Estimated Adjustment Amount,” which may be positive or negative, means the Prior Period Working Capital Amount minus the Prior Period Long Term Liabilities Amount. For purposes of the Closing (and the payments to be made pursuant to Section 3.02(a) at the Closing), if the Estimated Adjustment Amount is a positive number, then the Initial Purchase Price will be increased by the absolute value of the Estimated Adjustment Amount, or if the Estimated Adjustment Amount is a negative number, the Initial Purchase Price will be decreased by the absolute value of the Estimated Adjustment Amount.

(c) Within thirty-five (35) calendar days after the Closing Date, Buyer shall deliver to Parent a certificate executed on behalf of Buyer by an authorized officer thereof, dated the date of its delivery, setting forth Buyer’s good faith determination of the Working Capital Amount as of the Closing Date (“Buyer’s Working Capital Amount”) and the Long Term Liabilities Amount as of the Closing Date (“Buyer’s Long Term Liabilities Amount”), together with reasonably detailed supporting documentation for such determinations (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the same accounting methods, policies, practices and procedures, with consistent adjustments, classifications, judgments and estimation methodology, as were used in preparation of the Prior Period Balance Sheet, giving effect to the assets to be transferred and the various liabilities to be retained or transferred pursuant to Section 6.06 and Section 6.09, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the purchase and sale of the Shares as contemplated by this Agreement.

(d) If Parent disagrees with Buyer’s Working Capital Amount and/or Buyer’s Long Term Liabilities Amount, then within fifteen (15) calendar days after its receipt of the Closing Statement, it shall notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement. In the event that Parent does not provide a Notice of Disagreement within such fifteen (15) calendar day period, Parent shall be deemed to have accepted in full the Closing Statement and the Buyer’s Working Capital Amount and/or Buyer’s Long Term Liabilities Amount, which shall be final, binding and conclusive for all purposes hereunder. To the extent Parent provides a Notice of Disagreement within such fifteen (15) calendar day period, Buyer and Parent shall use commercially reasonable efforts for a period of fifteen (15) calendar days (or such longer period as they may mutually agree) to resolve such disagreements. If, at the end of such period, they are unable to resolve such disagreements, then KPMG LLP or, failing KPMG LLP’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Parent (the “Auditor”), shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, whether the Closing Statement and the Buyer’s Working Capital Amount and/or Buyer’s Long Term Liabilities Amount were prepared or determined, as applicable, in accordance with the standards set forth in Section 2.02(c) and whether and to what extent (if any) the Closing Statement and the Buyer’s Working Capital Amount and/or Buyer’s Long Term Liabilities requires adjustment. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Working Capital Amount and/or Long Term Liabilities Amount are finally determined in accordance with this Section 2.02(d) is hereinafter referred as to the “Determination Date.” The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Parent.

(e) Through the Determination Date, (i) Parent and its representatives, including, without limitation, Parent’s accountants, shall be permitted to review any supporting schedules, analyses, records, work papers and other documentation of Buyer and Buyer’s accountants reasonably necessary for Parent’s review of the Closing Statement, and shall be given reasonable access to all personnel of Buyer used in the preparation of the Closing Statement and its books and records, and (ii) Buyer and its representatives, including, without limitation, Buyer’s accountants, shall be permitted to review any supporting schedules, analyses, records, work papers and other documentation of Parent and Parent’s accountants reasonably necessary for Buyer’s review of the Notice of Disagreement and Parent’s basis therefor, and shall be given reasonable access to all personnel of Parent used in the preparation of the Notice of Disagreement and Parent’s basis therefor.

(f) The “Final Adjustment Amount,” which may be positive or negative, shall mean the remainder of (i) the Working Capital Amount as of the Closing Date, minus the Long Term Liabilities Amount as of the Closing Date, both as finally determined pursuant to Section 2.02(d), minus (ii) the Estimated Adjustment Amount. If the Final Adjustment Amount is a positive number, then Buyer shall pay the Final Adjustment Amount to Parent, plus the interest contemplated by the last sentence of this Section 2.02(f). If the Final Adjustment Amount is a negative number, then Parent shall pay the Final Adjustment Amount to Buyer, plus the interest contemplated by the penultimate sentence of this Section 2.02(f). All payments shall be due and paid within thirty (30) days of the Determination Date. All payments made under this Section 2.02(f) shall be made in U.S. Dollars and by wire transfer of immediately available funds to such account or accounts as the party entitled to payment may specify by notice to the party making such payment. Any amount determined to be payable pursuant to this Section 2.02(f) shall include interest at a rate equal to LIBOR calculated on a 365-day basis and such interest shall accrue from the Closing Date to the day immediately preceding the actual date of such payment. The Initial Purchase Price, as finally adjusted pursuant to this Section 2.02, is hereinafter referred to as the “Purchase Price.”

Section 2.03. Deposit. Within one (1) Business Day of the date of this Agreement, Buyer shall make a cash earnest money deposit of $9,000,000 in immediately available funds (the “Deposit,” and together with any interest earned thereon, the “Escrow Fund”) with SunTrust Bank (the “Escrow Agent”) pursuant to the Escrow Agreement of even date herewith among Parent, Buyer and the Escrow Agent (the “Escrow Agreement”). At Closing, the Deposit shall be disbursed to Parent and applied to the Initial Purchase Price, and any interest thereon shall be disbursed to Buyer. If this Agreement is terminated by Parent pursuant to Section 8.01(c), the Escrow Fund shall be disbursed to Parent and credited as partial payment of liquidated damages under Section 8.04. If this Agreement is terminated for any other reason, the Escrow Fund shall be disbursed to Buyer. Pursuant to the terms of the Escrow Agreement, the parties shall instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Deposit within one (1) Business Day after the date hereof shall be deemed to give rise to the failure of the condition set forth in Section 7.02(b) and the Cure Period under Section 8.01(c) will not apply, entitling Parent to immediately terminate this Agreement pursuant to Section 8.01(c).

ARTICLE III

CLOSING

The closing of this transaction (the “Closing”) shall take place (i) at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin at 3:00 P.M. on the third Business Day after the date on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) at such other place and time and/or on such other date as Parent and Buyer may otherwise agree in writing. Such date is referred to in this Agreement as the “Closing Date.”

Section 3.01. Deliveries by Parent and Company.

At the Closing, Parent and Company shall deliver to Buyer the following, in each case duly executed or otherwise in proper form:

(a) A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached, free and clear of all Liens.

(b) A certificate signed by an executive officer of Parent certifying that (i) each of the representations and warranties made by Parent in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, and except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (with the representations and warranties of Parent being deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect or qualifiers similar to the foregoing for purposes of determining the satisfaction of this condition), and (ii) Company and Parent have performed and complied in all material respects with all of Company’s and Parent’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(c) Certified copies of the resolutions of the Board of Directors of Company, Shareholder and Parent, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(d) A copy of the By-Laws of Company certified by the Secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Wisconsin Department of Financial Institutions as of a date within fifteen (15) days of Closing.

(e) Incumbency certificates relating to each person executing any document executed and delivered to Buyer by Parent or Company pursuant to the terms hereof.

(f) The resignations of certain officers to be identified by Buyer after the date hereof, and all directors of the Entities, effective as of the Closing Date.

(g) All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request, including, without limitation, certified status certificates of the Entities dated within ten (10) days of the Closing Date.

Section 3.02. Deliveries by Buyer.

At the Closing, Buyer shall deliver to Parent the following, in each case duly executed or otherwise in proper form:

(a) The Initial Purchase Price, by wire transfer of immediately available funds.

(b) A certificate signed by an executive officer of Buyer that (i) each of the representations and warranties made by Buyer in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Parent, and except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date), and (ii) Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(c) A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(d) Incumbency certificates relating to each person executing any document executed and delivered to Parent or Company by Buyer pursuant to the terms hereof.

(e) All other documents, instruments or writings required to be delivered to Parent or Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent or Company may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the schedules to this Agreement, Parent hereby represents and warrants to Buyer as set forth in this Article IV. Each item disclosed in the schedules to this Agreement shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each schedule to this Agreement to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the schedules to this Agreement. The disclosure schedules may include items or information which Parent and Company are not required to disclose under this Agreement. Disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations of Parent and Company under this Agreement, and inclusion of information in the disclosure schedules shall not be construed as an admission that such information is material. To the extent information is indicated in this Article IV as having been made available to Buyer, all of such information has been posted prior to the date hereof and will remain posted to Company’s electronic data room to which Buyer has been given access for as long as such electronic data room remains operational.

Section 4.01. Corporate.

(a) Each of Parent, Company and each Subsidiary of Company is a corporation validly existing and in good standing (which means that such corporation has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the State of Wisconsin. Each of Parent, Company and each Subsidiary of Company has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary.

(b) A true and complete list of all the Subsidiaries of Company, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or equity interests owned by Company or another Subsidiary of Company, is set forth in Schedule 4.01(b). Other than Company’s interest in the Subsidiaries listed on Schedule 4.01(b), Company does not own any other equity interests in any Person.

(c) The authorized capital stock of Company consists entirely of 9,000 shares of common stock, $1.00 par value per share (“Common Stock”), of which 1,000 shares of Common Stock are issued and outstanding, all of which are owned of record and beneficially by Shareholder and are duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case) and free and clear of Liens. There are no (i) securities or rights convertible into or exchangeable for any capital stock or other securities of Company, (ii) options, warrants or other rights (preemptive or otherwise) to purchase or subscribe to capital stock or other securities of Company or securities or rights that are convertible into or exchangeable for capital stock or other securities of Company, or (iii) Contracts of any kind relating to the issuance, voting, sale or transfer of any capital stock or other securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 4.02. Authority. Parent and Company each possess the necessary corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by them pursuant hereto and to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Parent and Company, and no other corporate proceeding is necessary for the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto, the performance by Parent and Company of their respective obligations hereunder and thereunder and the consummation by Parent and Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Parent or Company pursuant hereto will constitute, valid and binding agreements of Parent or Company, as applicable, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 4.03. No Violation.

(a) The execution and delivery of this Agreement by Parent and Company do not, and the performance of this Agreement by Parent and Company will not, (i) assuming all notices, reports or other filings described in clauses (i) through (vi) of Section 4.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to Parent, Shareholder or Entity or by which any of their respective properties are bound or affected, (ii) violate or conflict with the Organizational Documents of Parent, Shareholder or Entity, or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of Parent, Shareholder or Entity pursuant to, any note, bond, mortgage, indenture, agreement, instrument, permit, license, franchise or other Contract to which Parent, Shareholder or Entity is a party or by which Parent, Shareholder or Entity or their respective properties are bound or affected, except for, in the case of clause (iii), conflicts, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

(b) Except for necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (i) pursuant to applicable requirements of the Exchange Act, (ii) pursuant to applicable requirements of the HSR Act, (iii) pursuant to applicable requirements of any state takeover or “blue sky” Laws; (iv) pursuant to applicable requirements of the FCC pursuant to the Communications Act (which notices, reports, filings, consents, registrations, approvals, permits or authorizations are set forth on Schedule 4.03(b)), (v) with or to any PUC and the local and state Governmental Entities pursuant to the Utilities Laws (which notices, reports, filings, consents, registrations, approvals, permits or authorizations are set forth on Schedule 4.03(b)) or authorizations to occupy rights-of-way over public property, and (vi) which would not prevent or materially delay the consummation of the transactions contemplated hereby, none of Parent, Shareholder, Company or any Subsidiary of Company is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent, Shareholder, Company or any Subsidiary of Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Parent and Company of their respective obligations under this Agreement, or (B) in connection with any of the matters described in clauses (i) through (vi) of this Section 4.03(b).

Section 4.04. Financial Statements; Absence of Liabilities. Included as Schedule 4.04 are true and complete copies of the consolidated financial statements of the telecommunications business of the Company consisting of (i) audited consolidated balance sheets of the telecommunications business of the Company as of December 25, 2005 and December 26, 2004, and

the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Ernst & Young LLP, independent auditors for Company for such years, and (ii) an unaudited consolidated balance sheet of the telecommunications business of the Company as of September 24, 2006 (the “Recent Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the nine months then ended and for the corresponding period of the prior year (collectively, the “Company Financials”). With respect to the financial statements of the Company that are contemplated in clause (i) of this Section 4.04, the parties hereby agree that such financial statements have been prepared by Company solely for purposes of filing a registration statement on Form 10 with the Securities and Exchange Commission and do not necessarily represent the assets and liabilities that will remain with the Company following consummation of the transactions contemplated hereby. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. Except as reflected in the Company Financials, none of the Entities has any material Liabilities that would be required by GAAP to be disclosed on a consolidated balance sheet of Company, other than (i) Liabilities disclosed on the schedules to this Agreement; and (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet.

Section 4.05. Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Company have been timely filed. True, correct and complete copies of all Tax Returns filed by Company for each of the three most recent fiscal years have been made available to Buyer. No Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Each Entity has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

(c) The Tax Returns of Company that are under audit or have been audited by the Internal Revenue Service (“IRS”) or other applicable Tax authorities since January 1, 2004 are set forth in Schedule 4.05(c). Company has not received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return.

(d) Schedule 4.05(d) contains a true, correct and complete list for Company of every year that Company was a member of an affiliated group of corporations that filed a consolidated Tax Return on which the statute of limitations does not bar a federal Tax assessment and each corporation that has been a part of such group. No affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five (5) years.

(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

Section 4.06. Absence of Certain Changes. Except as expressly contemplated or permitted by this Agreement, since June 25, 2006 through the date of this Agreement, (a) the business of Company has been conducted in the ordinary course consistent with past practice; (b) the Company has not sold, leased, transferred, assigned or subjected to any Lien (other than Permitted Liens) any material asset, including without limitation, Company intangible assets, other than in the Ordinary Course of Business; (c) there has not been any material damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of Company; (d) Company has not engaged in any material transaction or entered into any material agreement or commitments outside the Ordinary Course of Business (for the limited purpose of this Section 4.06 and no other, renegotiations, amendments or modifications of Material Contracts with customers are expressly agreed to be within the Ordinary Course of Business); (e) Entity has not created, incurred, assumed, or guaranteed more than $500,000 in aggregate indebtedness; (f) Entity has not made any express or deemed election or settled or compromised any Liability with respect to Taxes of Entity; (g) Entity has not entered into any Contracts for the sale of goods or services by Entity (i) that involve more than $100,000 and (ii) in which where there is either no monthly residual revenue or the customer prepayment is greater than $50,000; and (h) Entity has not committed to do or is otherwise bound to do any of the foregoing.

Section 4.07. No Litigation. There is no Litigation pending or, to Company’s Knowledge, threatened against Company, any Subsidiary of Company, the directors or officers of Company or any Subsidiary of Company (in such capacity) or its business or assets. Neither Company nor any Subsidiary of Company nor any of their respective businesses or assets is subject to any Order. The foregoing includes, without limitation, Litigation pending or, to Company’s Knowledge, threatened, involving (i) the prior employment of any of the employees of Company or any Subsidiary of Company or (ii) the use of any information or techniques allegedly proprietary to any of such employee’s former employers in connection with the business of Company.

Section 4.08. Compliance with Laws and Orders; Permits and Licenses.

(a) Company is in material compliance with all applicable Laws and Orders. Company has not received any written notice of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of Company with any Governmental Entity have been filed.

(b) Company has all material licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business as currently conducted and the operation of its facilities. All such material licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 4.08(b) and are in full force and effect. Company is in material compliance with all such licenses, permits, approvals, certifications, consents and listings.

(c) Except as set forth in the Company Financials, (i) Company is in material compliance with all applicable Environmental Laws; (ii) Company has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) and such Environmental Permits are in full force and effect in accordance with their terms; (iii) Company is in material compliance with its Environmental Permits; and (iv) there are no pending or, to Company’s Knowledge, threatened claims against Company relating to any Environmental Law or Hazardous Substance; (v) Parent has made available to Buyer true and complete copies of any reports, studies, assessments, audits or other comparable documents within the possession of Parent concerning or relating to the environmental condition of the Owned Real Property and Leased Real Property or any matter concerning the actual or potential past, present or future liability of Entity, the Owned Real Property or the Leased Real Property, as well as with regard to any parcels of real property owned by Entity within the last seven years, under any Environmental Law; and (vi) there are no underground storage tanks or asbestos containing materials located on the Owned Real Property and, to Company’s Knowledge, there are no underground storage tanks or asbestos containing materials located on the Leased Real Property.

(d) Schedule 4.08(d) sets forth a true and complete list as of the date of this Agreement of (i) all licenses issued or granted to Company or any of its Subsidiaries by the FCC (“FCC Licenses”), (ii) all licenses issued or granted to Company or any of its Subsidiaries by PUCs (“State Licenses”), (iii) all licenses issued or granted to Company or any of its Subsidiaries by any local government regulating telecommunications businesses or services or authorizing Company or any of its Subsidiaries to place facilities within the boundary of such local government (“Local Licenses,” and, collectively with FCC Licenses and State Licenses, “Company Licenses”), and (iv) all pending applications for such licenses that would be Company Licenses if issued or granted. Each of Company and its Subsidiaries is in material compliance with (A) its obligations under each of the Company Licenses and (B) the rules and regulations of the Governmental Entity issuing such Company Licenses. Each of the Company Licenses is in full force and effect and is binding upon the Entity that is the recipient thereof in accordance with its terms. There is not pending or, to Company’s Knowledge, threatened before the FCC any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Licenses.

Section 4.09. Properties.

(a) Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the material assets and properties that it owns or uses and that are reflected on the Recent Balance Sheet or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the Ordinary Course of Business since such date), and such assets and properties are owned free and clear of all Liens, except Permitted Liens.

(b) Schedule 4.09(b) sets forth a list of all real property owned, used or occupied by Company. Company has good and marketable fee simple title to the Owned Real Property, subject only to Permitted Liens. Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession in all material respects of, the Leased Real Property and all other real properties used by Entity, subject only to any Permitted Liens. Each of the Real Property Leases listed on Schedule 4.09(b) is the legal, valid and binding obligation of Company and, to Company’s Knowledge, of the other parties thereto, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. True and complete copies of the Real Property Leases previously have been made available to Buyer. Neither Company nor, to Company’s Knowledge, any other party thereto, is in material breach of or default under any of the Real Property Leases. With respect to each parcel of Owned Real Property and each parcel of Leased Real Property, (i) there is no condemnation proceeding or lawsuit pending or, to Company’s Knowledge, threatened, regarding such parcel, and (ii) Company has valid and enforceable rights to vehicular access to such parcel that are the same as those currently used by Company.

Section 4.10. Insurance. Schedule 4.10 sets forth a true and complete list of all insurance policies carried by, or covering Entity with respect to its businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage, the deductible and in each case whether such insurance is carried by Parent or Entity. All such policies are in full force and effect, Entity is not in breach thereof, and no notice of cancellation has been received by Entity with respect to any such policy. The insurance coverage provided by such policies is customary for the industry in which Company operates.

Section 4.11. Material Contracts.

(a) Schedule 4.11(a) lists all Contracts to which Company or any Subsidiary of Company is a party and which fall within any of the following categories (each a “Material Contract”): (i) material Contracts not entered into in the Ordinary Course of Business; (ii) joint venture, partnership and like agreements; (iii) agreements with unaffiliated third party sales representatives; (iv) collective bargaining agreements; (v) Contracts relating to any outstanding commitment for capital expenditures that have remaining payments in excess of $250,000; (vi) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or any Subsidiary of Company or commitments for the borrowing or the lending by Company or any Subsidiary of Company of amounts in excess of $250,000 or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Company; (vii) executory Contracts for the sale or lease by Entity to any Person of any material amount of its assets, other than in the Ordinary Course of Business; (viii) employment, severance or retention agreements providing for severance payments or other benefits by the Company in the event of a sale or change of control of Entity; (ix) any non-competition or non-solicitation agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the business of Company or any Subsidiary of Company may be conducted; (x) Contracts pursuant to which Entity leases Dark Fiber from or to any other Person; (xi) Contracts with customers which produced more than $2,000,000 of revenues in fiscal 2005 or expected to produce more than $750,000 of revenues in fiscal 2006 (provided that the names of the contracting parties have been redacted); (xii) any Contract that would prohibit or materially delay the consummation of the transactions contemplated by this Agreement; and (xiii) any Contract with any Affiliate or any officer, director or employee of Company or any of its Subsidiaries.

(b) Schedule 4.11(b) lists all Contracts (except as otherwise disclosed in Section 4.11(a)) to which Company or any Subsidiary of Company is a party and which fall within any of the following categories: (i) agreements requiring the payment by Company of more than $2,000,000 in any 12 month period for services or the lease of any machinery or equipment; (ii) agreements creating an exclusive broker, distributor, supplier or agent arrangement with Company or any Subsidiary of Company; (iii) interconnection agreements; (iv) Contracts entered into in the context of an acquisition or sale of assets or capital stock where Company or any Subsidiary of Company either continues to have a right to be indemnified by a Person or has an obligation to indemnify a Person; and (v) Right-of-Way Agreements.

(c) The Material Contracts and the Contracts listed on Schedule 4.11(b), (i) are valid, binding, in full force and effect against Company or the Subsidiary of Company party thereto, as applicable, and enforceable against such Company or the Subsidiary of Company party thereto, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). Neither Company nor any Subsidiary of Company has defaulted under or materially breached any Material Contract and, to Company’s Knowledge, there has been no breach or cancellation by the other parties to any Material Contract. As of the date hereof, Entity has not received any written notice that any party to a Material Contract has breached, cancelled or accelerated its rights under, or intends to breach, cancel or accelerate its rights under, or has threatened to breach, cancel or accelerate its rights under, any such Material Contract. True and complete copies of the Material Contracts have been made available to Buyer (except for Contracts described in Section 4.11(a)(xi), with respect to which true and complete copies have been made available to Buyer’s lender, Bank of America).

Section 4.12. Labor Matters.

(a) Parent has made available to Buyer a true and complete copy of the Collective Bargaining Agreement.

(b) There is no labor strike or similar dispute, slowdown or stoppage pending or, to Company’s Knowledge, threatened against Company. There is no unfair labor practice complaint against the Company pending or, to Company’s Knowledge, threatened before the National Labor Relations Board.

(c) Since January 1, 2004, Company has not experienced any material labor difficulty, labor strike, slowdown, work stoppage, or any secondary boycott with respect to any products or services of Company. There is no lockout of any employees by Company, and no such action is currently contemplated by the Company.

(d) There are no pending or, to Company’s Knowledge, threatened grievances or arbitration proceedings against Company arising out of or under collective bargaining agreements.

(e) Entity is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

(f) Entity has no Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to Company’s Knowledge, threatened against it.

(g) No wage and hour department investigation by the United States Department of Labor or comparable state agency has been made of Entity.

(h) There are no occupational health and safety claims against Entity and there have been no such filed or threatened claims.

(i) Company has not effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of Company or any of its Subsidiaries. Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the employees of Company has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(j) Entity is in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder.

Section 4.13. Employee Benefit Plans.

(a) Schedule 4.13(a) sets forth a list of all “employee benefit plans,” as defined in Section 4(3) of ERISA, and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including any such arrangements or payroll practices providing severance pay, retention, change in control, employment, consulting, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, fringe benefit, scholarships or tuition reimbursements, that are maintained by Company, any Subsidiary or any entity within the same “controlled group” as Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), or to which Company, any Subsidiary or ERISA Affiliate is obligated to contribute thereunder for current or former employees or directors of Company, any of its Subsidiaries or ERISA Affiliates, but only in all cases to the extent Entity employees are covered thereunder (the “Employee Benefit Plans”).

(b) Company has delivered or made available to Buyer true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent Forms 5500, if any; (iii) current summary plan descriptions, if any; and (iv) the most recent determination letter from the IRS, if any.

(c) There are no pending actions, governmental audits, claims or lawsuits which have been asserted, instituted or, to Company’s Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims and other than as would not reasonably be expected to subject Entity to any Liability), and to Company’s Knowledge no facts or circumstances exist that could reasonably be expected to give rise to any such audits, actions, claims or lawsuits.

(d) All Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder), and other applicable federal and state laws and regulations. No event has occurred and no condition exists with respect to any Employee Benefit Plans that would reasonably be expected to subject Entity to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws.

(e) No liability under Title IV of ERISA has been incurred by Entity (other than liability for premiums due to the Pension Benefit Guaranty Corporation) unless such liability has been, or prior to the Closing Date will be, satisfied in full and no amendment has occurred which has required or could require Entity or Buyer to provide security to any such plan.

(f) None of the Employee Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA and no Entity has maintained, contributed to, been required to contribute to, or been required to pay any amount with respect to a “multiemployer plan” at any time in the past six (6) years.

(g) No Entity is a party to any contract or agreement, plan, or arrangement, including, without limitation, the execution of this Agreement, the consummation of the transactions or other events contemplated by this Agreement, concerning any person that, individually or collectively with other similar agreements, and taking into account any transactions or payments contemplated by this Agreement, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Entity by reason of Section 280G of the Code. No Entity has any obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code.

(h) Schedule 4.13(h) identifies each nonqualified deferred compensation plan, within the meaning of Section 409A(d)(1) of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) in connection with the Entities may have any liability with respect to current or former employees and directors (each a “NQDC Plan”). With respect to each NQDC Plan, it either (i) has been operated in good faith compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005). No NQDC Plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code.

Section 4.14. Trade Rights. Schedule 4.14 contains a true, correct and complete list of all Company Trade Rights (to the extent susceptible to listing). Schedule 4.14 also specifies which of Company Trade Rights are registered. All Company Trade Rights shown as registered in Schedule 4.14 have been properly registered in all jurisdictions where required, which jurisdictions are set forth in Schedule 4.14. All pending registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct its business as it is currently conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing, and since January 1, 2000 has not infringed, any Trade Rights of another and, to Company’s Knowledge, no Person is infringing and since January 1, 2000, no Person has infringed, any of Company Trade Rights. Company has not granted any license or made any assignment of any Company Trade Rights. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others.

Section 4.15. Accounts Receivable. All accounts receivable reflected on the Recent Balance Sheet represent arm’s length sales made in the Ordinary Course of Business. None of such accounts receivable is subject to assignment, claim, Lien or security interest of any character or, to Company’s Knowledge, claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor. Company has received no written notice of the bankruptcy or insolvency of the debtor of any such account receivable. None of such accounts receivable is evidenced by a judgment or chattel paper.

Section 4.16. Right-of-Way Agreements. Each material license, permit, franchise, Contract or other agreement or Law permitting or requiring Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land or underground (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable and in full force and effect, and none of Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement. No event has occurred which, with notice or lapse of time, would constitute a breach or default by any of Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

Section 4.17. Customers and Suppliers.

(a) Schedule 4.17(a) sets forth a list of the top fifteen (15) suppliers of Company by dollar amount paid during the nine-month period ended September 24, 2006, from whom Company has purchased goods and/or services (the “Major Suppliers”). No such supplier has expressed in writing, and, to Company’s Knowledge, no such supplier has expressed verbally, to Company its intention to cancel or otherwise terminate or materially reduce its relationship with Company.

(b) As of the date hereof, none of the top twenty (20) customers of Company to whom Company has sold goods and/or services (determined by reference to revenue received for the nine-month period ended September 24, 2006) has expressed in writing, and, to the Company’s Knowledge, no such customer has expressed verbally, to Company its intention to (i) cancel or otherwise terminate its relationship with Company or (ii) reduce its contracted monthly recurring revenue to the Company (determined by reference to revenue received for January 2006) by the greater of (x) ten percent (10%) and (y) $50,000. Schedule 4.17 sets forth an aging analysis of all underlying service orders for each of the top ten (10) customers (determined by reference to revenue received for the nine-month period ended September 24, 2006) broken down by percentage of orders expiring by the end of calendar years 2007, 2008 and 2009, and indicates the scheduled termination dates of each current master services agreement with any of such customers. Each master services agreement with each of the top ten (10) customers (determined by reference to revenue received for the nine-month period ended September 24, 2006) contains provisions which disclaim the Company’s responsibility for consequential damages.

Section 4.18. Network Operations. As of the date hereof, Company’s network, taken as a whole is in good working condition, reasonable wear and tear excepted, and is without any material defects for purposes of operating Company’s business, except with respect to temporary service outages not reasonably expected to exceed ten (10) hours in length.

Section 4.19. Brokers. Other than Morgan Stanley & Co. Incorporated and Robert W. Baird & Co. Incorporated, with respect to which any fees owing in connection with the transactions contemplated by this Agreement shall be paid by Parent or Shareholder, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, Shareholder or Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the schedules to this Agreement, Buyer hereby represents and warrants to Parent and Company as set forth in this Article V. Each item disclosed in the schedules to this Agreement shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each schedule to this Agreement to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the schedules to this Agreement. The disclosure schedules may include items or information which Buyer is not required to disclose under this Agreement. Disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations of Buyer under this Agreement, and inclusion of information in the disclosure schedules shall not be construed as an admission that such information is material.

Section 5.01. Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for any such failures that would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.02. Authority. Buyer possesses the necessary corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Buyer, and no other corporate proceeding is necessary for the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 5.03. No Violation.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) assuming all notices, reports or other filings described in clauses (i) through (vi) of Section 5.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to Buyer or by which any of its properties are bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws of Buyer or, (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Buyer pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which Buyer is a party or by which Buyer or its properties are bound or affected.

(b) Except for necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (i) pursuant to applicable requirements of the Exchange Act, (ii) pursuant to applicable requirements of the HSR Act, (iii) pursuant to applicable requirements of any state takeover or “blue sky” Laws; (iv) pursuant to applicable requirements of the FCC pursuant to the Communications Act, (v) with or to any PUC and the local and state Governmental Entities pursuant to the Utilities Laws or authorizations to occupy rights-of-way over public property, and (vi) which would not prevent or materially delay the consummation of the transactions contemplated hereby, Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Buyer in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Buyer of its obligations under this Agreement or (B) in connection with any of the matters described in clauses (i) through (vi) of this Section 5.03(b).

Section 5.04. Brokers. Other than Daniels and Associates with respect to which any fees owing in connection with the transactions contemplated by this Agreement shall be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer.

Section 5.05. Financing. On the Closing Date, Buyer will have, and will make available to Parent, the funds necessary to consummate the purchase of the Shares. Except as provided in Section 6.13, at all times from the date of this Agreement through the Closing, (a) Buyer will use its commercially reasonable efforts to maintain in full force and effect the commitment letter from Bank of America, N.A. set forth on Schedule 5.05 (the “Original Commitment Letter”), and (b) in any event, Buyer will have and maintain in full force and effect a commitment letter or commitment letters, containing terms and conditions not materially different from the Original Commitment Letter, from a lender or lenders of national standing providing for sufficient funds necessary to consummate the purchase of the Shares.

Section 5.06. FCC, PUC Qualification. Neither Buyer nor any entity holding 5% or more of the direct or indirect voting equity in Buyer has been determined by the FCC not to be qualified to hold an FCC license or to control a holder of an FCC license, and no proceeding in which such qualifications are at issue is pending, or to Buyer’s knowledge, threatened, before the FCC or on appeal of an FCC order. Neither Buyer nor any entity holding 5% or more of the direct or indirect voting equity in Buyer has been determined by any PUC not to be qualified to hold a PUC license or to control a holder of a PUC license, and no proceeding in which such qualifications are at issue is pending, or to Buyer’s knowledge, threatened, before any PUC or on appeal of a PUC order. Neither Buyer nor any officer, director or affiliate thereof is or has ever been subject to a denial of Federal benefits pursuant to Section 5301 of the Anti-Drug Abuse Act of 1988, as amended, or has been convicted of any felony. To Buyer’s Knowledge, neither Buyer nor any officer, director or affiliate thereof has engaged in any activity or omission, or is subject to any status or circumstance, that would reasonably be expected to result in Buyer being disqualified from holding, controlling a holder of, or obtaining FCC authorization under Section 214, 308 or 310 of the Communications Act of 1934, as amended, or any state authorization.

Section 5.07. Investor Representations. Buyer is acquiring the Shares for its own account and not with a view of reselling them other than as permitted under applicable Laws. Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Company concerning the merits and risks of investing in Company; (b) access to information about Company, its results of operations, financial condition and cash flow, and the business generally, in each case sufficient to enable Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) the opportunity to obtain such additional information that Parent or Company possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business by Company Pending the Closing. From the date of this Agreement to the Closing Date, except as set forth on Schedule 6.01 or as expressly required or permitted by this Agreement or otherwise with the prior written consent of Buyer, each Entity shall, and Parent shall cause, directly or indirectly, each Entity to, (a) carry on its business in the ordinary course consistent in all material respects with past practice, (b) use commercially reasonable efforts to preserve intact in all material respects its assets, properties and current business organizations and keep available the services of its current executive officers, (c) use commercially reasonable efforts to preserve in all material respects its relationships with principal customers and suppliers with which it has business dealings and (d) comply in all material respects with all applicable Laws material to it or any of its properties, assets or business. Without limiting the generality of the foregoing, no Entity shall, and Parent shall cause each Entity not to, between the date of this Agreement and the Closing Date, except as expressly required or permitted by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Buyer:

(i) Amend or otherwise change its Organizational Documents;

(ii) Sell, pledge or encumber any stock owned by Company in any Subsidiary of Company;

(iii) Issue, reissue, sell, pledge or encumber or authorize the issuance, reissuance, sale, pledge or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of Company or any Subsidiary of Company or make any other changes in its capital structure;

(iv) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than cash distributions to Parent or Shareholder in the Ordinary Course of Business and consistent with past practice;

(v) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Company or any Subsidiary of Company or any securities convertible into or exercisable for any such shares of its capital stock or securities;

(vi) Consolidate or merge with any other Person or acquire (by merger, consolidation, or acquisition of stock or assets), any corporation, partnership or other business organization or division thereof;

(vii) Incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the Ordinary Course of Business under Company’s existing credit arrangements with Parent or issue any debt securities or warrants or other rights to acquire any debt securities of Company or any Subsidiary of Company, or assume, guarantee or endorse (other than for collection or deposit in the Ordinary Course of Business), or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or make any capital contributions to, or investments in, any other Person;

(viii) (A) Enter into, or modify, accelerate or waive any rights under, amend or terminate or renegotiate, any Material Contract other than in the Ordinary Course of Business; (B) modify, accelerate or waive any rights under, amend or terminate or renegotiate, any Material Contract with any of the Company’s top ten (10) customers (determined by reference to revenue received for the nine-month period ended September 24, 2006) other than in the Ordinary Course of Business, provided that the Company shall not take any actions or omit to take any actions that would be inconsistent with long-standing and consistently applied Company practices and that would have the effect of increasing short-term cash earnings or cash flows to the material detriment of long-term cash earnings or cash flows; or (C) except as contemplated by Section 6.12, modify, accelerate or waive any rights under, amend or terminate the Collective Bargaining Agreement;

(ix) (A) Materially increase the compensation or fringe benefits of any of its directors, officers or employees, except as required by contractual obligations existing as of the date hereof and except for increases in salary or wages in connection with a promotion or change in position granted to employees of Company or a Subsidiary of Company in the Ordinary Course of Business in accordance with past practice, (B) except as is required by Law, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the Ordinary Course of Business consistent with past practice under, any Employee Benefit Plan, (C) make any contribution to any Employee Benefit Plan other than regularly scheduled contributions and contributions required pursuant to the terms thereof, including matching contributions, or (D) enter into any employment, deferred compensation, consulting, severance or other similar agreement with any current or former director or officer, employee of Company or its Subsidiary;

(x) Except as may be required as a result of a change in Law or in GAAP or audit practices, change any of the accounting methods, practices or principles used by it;

(xi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Subsidiary of Company (other than the transactions contemplated hereby);

(xii) Make or change any Tax election, adopt or change any method of Tax accounting or Tax accounting periods, file any amended Tax Returns (unless such election,

accounting method or period, or amended Tax Returns relate to Income Taxes), enter into any closing agreement, settle any material Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statue of limitations applicable to any Tax claim or assessment relating to Company, or fail to timely file all Tax Returns required to be filed and timely pay all Taxes due;

(xiii) Settle any claims, actions, arbitrations, disputes or other proceedings that would involve amounts in excess of $250,000 or that would preclude or restrict the Entities from operating their businesses in substantially the same manner as the date hereof within the network footprint of the Entities as such footprint exists on the date hereof;

(xiv) Sell, lease (as lessor), license or otherwise dispose of any of Company’s Dark Fiber;

(xv) Permit any of its assets to become subjected to any Lien other Permitted Liens;

(xvi) Put into effect or promise to put into effect a bonus plan for Company’s senior level executives for calendar year 2007;

(xvii) Fail to terminate by Closing all guarantees given by an Entity for the benefit of any of its Affiliates; or

(xviii) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 6.01.

Section 6.02. Access to Information. Subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date or (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Company shall, upon reasonable notice, cooperate with Buyer and its authorized representatives in affording Buyer reasonable access during normal business hours to the officers of Company and those employees who report directly to them, properties, books and records of Company so that they may have the opportunity to make such investigations as they reasonably desire of the affairs of Company; provided, however, that such investigation shall not affect the representations and warranties made by Parent and Company in this Agreement. Notwithstanding the foregoing, nothing herein shall require Company to disclose any information that would cause a violation of Law or any confidentiality agreement in effect as of the date of this Agreement or waive any attorney-client privilege; provided further, that all requests for such access, inspection or information pursuant to this Section 6.02 shall be made through Company’s President or such other person as he shall designate in writing to Buyer. All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be confidential “Information” for purposes of the Confidentiality Agreement.

Section 6.03. Notification of Certain Matters. Parent shall give prompt notice to Buyer of any breach of a representation, warranty or covenant contained in this Agreement by Parent or Company; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available to Buyer hereunder.

Section 6.04. Public Announcements. So long as this Agreement is in effect, Parent, Company and Buyer shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue, or permit their Affiliates to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law or in accordance with any listing agreement with, or the rules, requirements or requests of, any securities exchange on which such party’s securities are then listed or quoted.

Section 6.05. Commercially Reasonable Efforts; Cooperation.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) defending against and responding to any Litigation challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (b) promptly requesting all Governmental Consents and Other Required Consents as are necessary for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the transactions contemplated hereby, neither Parent nor Company shall, without the prior written consent of Buyer, commit to any divestiture transaction, and Buyer shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Buyer, limits its freedom of action with respect to, or its ability to retain, Company or any material portion of Company’s assets or businesses.

(b) In furtherance of and not in limitation of the provisions of Section 6.05(a), Parent shall, and shall cause Company to, and Buyer shall, cooperate with the other with respect to obtaining the Governmental Consents and Other Required Consents. In particular, where permitted by the applicable Governmental Entity, Parent shall, and shall cause Company to, and Buyer, or persons nominated thereby, will, promptly provide drafts to the other party, allow reasonably adequate time for comment by the other party and agree promptly, to the extent the same are accurate and reasonable, to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Entities. Parent shall, and Parent shall cause Company to, and Buyer shall, in each case where permitted by the relevant Governmental Entity, give prompt notice of, and allow individuals nominated by each of the other parties to attend all meetings with Governmental Entities and, where appropriate, to make oral submissions at such meetings. Buyer shall, and Parent shall, and shall cause Company to, (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining Governmental Consents, and (ii) where permitted by the applicable Governmental Entity, promptly disclose to the other all correspondence received from or sent to any relevant Governmental Entity in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Entities. Buyer shall, and Parent shall, and shall cause Company to, use commercially reasonable efforts to comply promptly with any inquiry or request for additional information from any relevant Governmental Entity in connection herewith and shall use commercially reasonable efforts to promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining the Governmental Consents.

(c) In furtherance of and not in limitation of the provisions of Sections 6.05(a) and 6.05(b), each of Parent and Buyer shall, as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file, or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Parent and Buyer shall, to the extent each is able, seek early termination of the applicable waiting period under the HSR Act. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to take any action in connection with any competition laws (including HSR) that would require Buyer or any of its Affiliates to agree to, or proffer to, not compete in any market or divest or hold separately any assets or any portion of any business of Buyer or its Affiliates, or the Company or its Subsidiaries.

(d) In furtherance of and not in limitation of the provisions of Sections 6.05(a) and 6.05(b), each of Parent and Buyer shall, as promptly as practicable, but in no event later than seven (7) Business Days following the execution and delivery of this Agreement in the case of clause (i) below and fifteen (15) Business Days in the case of clause (ii) below, file, or cause to be filed:

(i) with the FCC the necessary application or applications seeking the FCC Consents.

(ii) with the applicable PUCs the necessary application or applications seeking the PUC Consents. The parties shall cooperate to make any notice filings required in connection with this matter on a timely basis.

Section 6.06. Employee Benefit Plans.

(a) As soon as reasonably practicable after the Closing Date, Parent shall contribute to Parent’s Investment Savings Plan (“Parent’s 401(k) Plan”) an amount equal to the salary deferral and other contributions (if any) of each Company employee who participates in Parent’s 401(k) Plan plus related matching contributions through the Closing Date. Parent’s 401(k) Plan shall permit Company employees to elect a rollover of their outstanding assets and loans.

(b) Effective as of the Closing Date, Buyer shall have in effect a 401(k) plan in which Company employees are eligible to participate (“Buyer’s 401(k) Plan”). Each Company employee who was eligible to participate in the Parent’s 401(k) Plan and who has five months or more of service with Company shall be immediately eligible to participate fully in Buyer’s 401(k) Plan on the Closing Date, including participation in any matching contributions offered under Buyer’s 401(k) Plan. Buyer’s 401(k) Plan shall provide for the receipt of rollovers from Parent’s 401(k) Plan, including outstanding loans. Buyer’s 401(k) Plan shall comply and be administered consistent with all applicable Laws.

(c) The assets and liabilities relating to the participation of Company employees in the medical and dependent care flexible spending accounts under the Parent’s cafeteria plan will be spun off to a new cafeteria plan covering only Company employees. Such spin off shall occur as of or prior to the Closing Date. Buyer and Company shall honor Company employees’ payroll deduction elections with respect to such flexible spending accounts from and after the Closing Date; provided, however, that Buyer and Company may terminate such new cafeteria plan at any time after the Closing Date.

(d) Other than the flexible spending accounts, Parent shall retain responsibility and liability for claims incurred prior to the Closing Date by Company employees and their covered dependents under Parent’s medical, dental, vision, life and AD&D insurance, and disability benefit programs. Claims incurred by Company employees on or after the Closing Date under the benefit plans of Q Services Company shall be the responsibility and liability of Buyer, other than claims payable under Parent’s retiree medical program pursuant to subsection (e) and other than claims incurred by Company employees for long term disability benefits for employees currently disabled at the Closing Date and within the long term disability waiting period under Parent’s long term disability benefit programs prior to the Closing Date. For purposes of this paragraph, a claim is deemed incurred (i) under a medical, dental or vision plan when the services that are the subject of the claim are performed, (ii) under life or AD&D insurance, when the death or accident occurs, (iii) in the case of short-term disability benefits, when the compensation is payable, and (iv) in the case of long-term disability benefits, when the illness or condition that gives rise to the disability first occurs.

(e) Parent shall offer retiree medical, on the same basis as offered to employees of Parent, to (i) any Company employee who has met the eligibility requirement therefor as of the Closing Date, and (ii) any Company union employee who has met the eligibility requirement therefore prior to the expiration of the current term of that certain collective bargaining agreement between Company and the International Brotherhood of Electrical Workers dated July 1, 2004 (“Collective Bargaining Agreement”). Parent shall retain the liability for any former Company employee who is eligible for or receiving retiree medical from Parent’s group health plan. After the Closing Date, Buyer shall have no obligation to provide retiree medical coverage to any Company employee except to the extent Buyer agrees to do so. Parent shall also retain liability for all vested pension benefits that have accrued prior to the Closing Date. Parent shall, at its expense, credit the Company union employees who are in employment on the Closing Date with pension vesting credit and pension benefit service credit under Parent’s pension plan for service with Buyer (or Buyer’s affiliates) through the expiration of the current term of the Collective Bargaining Agreement.

(f) Effective on the Closing Date, Buyer shall offer a group health plan for the benefit of Company employees and their eligible dependents on the same terms and conditions offered to the employees of Buyer’s employee holding company, Q-Services Company.

(g) Company’s employees shall be given credit under Buyer’s employee benefit plans for all service with Company and Parent (or predecessor employers to the extent Parent provides past service credit) for all purposes including without limitation, for purposes of eligibility to participate, vesting, benefit accrual, and eligibility to receive benefits; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and that in no event shall such service be required to be counted with respect to any equity incentive award or for purpose of benefit accrual under any defined benefit pension plan.

(h) Buyer shall assume all liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA with respect to all Company employees and their dependents whose qualifying event occurs on or after the Closing

Date. Parent shall retain all liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA with respect to all Company employees (or any dependent of any such Company employee) whose qualifying event occurs prior to the Closing Date.

(i) To the extent that Buyer receives an adjustment to the Purchase Price pursuant to Section 2.02, Buyer shall honor and shall pay or shall cause Company to pay in accordance with its terms any bonuses earned by a Company employee under the Norlight Annual Incentive Plan for 2006, including any Company employee whose employment is terminated by Buyer. For avoidance of doubt, Parent shall be responsible for bonus payments to Company employees that accrue up to the Closing Date under the Norlight Annual Incentive Plan for 2006, and, provided that Buyer receives a corresponding reduction in the Purchase Price pursuant to Section 2.02, Buyer will pay such amounts when they come due in 2007. All determinations under such plan shall be made in a manner consistent with past Company practices.

(j) Buyer shall or shall cause its Affiliate, Q Services Company to, honor Company’s obligations under the Retention Agreements set forth on Schedule 6.06(j) in accordance with their terms; provided, however, that Parent shall be responsible for satisfying, at the request of Buyer, up to $1,100,000 of retention payments that become due and payable to Company employees pursuant to the terms of such agreements.

(k) Each party shall provide the other party with such information as it reasonably requests in order for it to comply with its obligations set forth in this Section 6.06.

Section 6.07. Section 338(h)(10) Election; Access. Parent will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder. Parent will prepare at its expense the forms and schedules (including without limitation IRS Form 8023), and Parent and Buyer will take whatever other steps are necessary to effect such Section 338(h)(10) Election. Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and Company against any failure to pay such Tax. Parent will also pay any state, local, or foreign Tax (and indemnify Buyer and Company against any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Shares hereunder. Subsequent to the Closing, Buyer and Company shall, upon reasonable notice, cooperate with Parent and its authorized representatives in affording Parent reasonable access during normal business hours to the officers, books and records of Company to the extent Parent reasonably deems necessary to allow Parent to prepare Tax Returns and to defend or respond to any audit, litigation or other proceeding with respect to Taxes.

Section 6.08. Company Licenses. Prior to the Closing, Company shall maintain the validity of the Company Licenses and shall comply in all material respects with all requirements of the Company Licenses, the Communications Act and any applicable state or local Utilities Laws. Prior to the Closing, Company shall use commercially reasonable efforts to (a) refrain from taking any action that would jeopardize the validity of any of the Company Licenses, (b) prosecute with due diligence any pending applications with respect to the Company Licenses, including any renewals thereof and applications seeking the FCC Consents and the PUC Consents and (c) with respect to Company Licenses, file all registrations, reports, renewal applications, and other documents and pay all required fees and contributions, in each case, that are required by the Communications Act or any applicable state or local Utilities Laws, as and when such filings or reports are necessary or appropriate.

Section 6.09. Intercompany Liabilities. Prior to the Closing, Parent and Company shall (a) satisfy all Liabilities owing from Company to Parent or any of Parent’s Subsidiaries and vice versa (other than executory obligations pursuant to (i) commercial Contracts for services and (ii) obligations pursuant to the lease of real property in St. Paul, Minnesota), and (b) transfer the assets indicated as “Assets to be Transferred” on Schedule 6.09 from Company to Parent, any of Parent’s Subsidiaries or any other Person, which assets will be excluded from the calculation of the Prior Period Working Capital Amount, Prior Period Long Term Liabilities Amount, Buyer’s Working Capital Amount and Buyer’s Long Term Liabilities Amount in Section 2.02. The Liabilities indicated as “Retained Liabilities” on Schedule 6.09 shall become the obligation of Parent to satisfy following the Closing and shall be excluded from the calculation of the Prior Period Working Capital Amount, Prior Period Long Term Liabilities Amount, Buyer’s Working Capital Amount and Buyer’s Long Term Liabilities Amount in Section 2.02. The Liabilities indicated as “Transferred Liabilities” on Schedule 6.09 shall remain the obligation of the Company to satisfy following the Closing and shall be excluded from the calculation of the Prior Period Working Capital Amount, Prior Period Long Term Liabilities Amount, Buyer’s Working Capital Amount and Buyer’s Long Term Liabilities Amount in Section 2.02.

Section 6.10. Notification. Buyer agrees to promptly notify Parent and Company in writing with respect to any breach of a representation, warranty or covenant by Parent or Company that, to Buyer’s Knowledge, exists on the date hereof or hereafter arises or is discovered by Buyer; provided, however, that for purposes of Buyer’s compliance with the provisions of this Section 6.10, Buyer shall not be deemed to have knowledge of a breach by Parent or Company and Buyer shall not be required to provide such notice to the extent Parent provides notice of the same breach to Buyer pursuant to Section 6.03.

Section 6.11. Insurance Proceeds. Parent agrees to remit to Buyer all insurance proceeds actually received by Parent in satisfaction of insurance claims that arise prior to Closing for damage or destruction of property or assets of Company, but only to the extent such proceeds have not been utilized by Parent or Company prior to Closing to repair or replace the affected property or assets.

Section 6.12. Collective Bargaining Agreement Notice. Company will provide notice of the sale of Company to the International Brotherhood of Electrical Workers, Local Union No. 715 pursuant to and in accordance with Article XVII of the Collective Bargaining Agreement within five (5) Business Days of the date hereof. If Closing has not occurred on or before April 24, 2007, Parent hereby agrees to cause Company to issue on or before April 24, 2007 a timely and proper notice pursuant to Article XXI of the Collective Bargaining Agreement in order to prevent the automatic renewal of such agreement.

Section 6.13. Maintenance of Financing Commitment. If, at any time from the date of this Agreement through the Closing, Buyer no longer maintains in full force and effect the Original Commitment Letter, then Buyer shall on or before the earlier to occur of (i) the Closing Date, (ii)

forty-five (45) calendar days from the first day on which Buyer no longer maintains in full force and effect the Original Commitment Letter, or (iii) 12:00 p.m. central time on May 30, 2007, obtain and provide Parent with copies of a commitment letter or commitment letters, in full force and effect, containing terms and conditions not materially different from the Original Commitment Letter, from a lender or lenders of national standing providing for sufficient funds necessary for Buyer to consummate the purchase of the Shares. Any breach of this Section 6.13 by Buyer shall be deemed to give rise to the failure of the condition set forth in Section 7.02(b) and the Cure Period under Section 8.01(c) will not apply, entitling Parent to immediately terminate this Agreement pursuant to Section 8.01(c).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligations. The respective obligations of each party to effect the sale of the Shares shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)(i) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, and (ii) the Governmental Consents listed in Schedule 7.01(a) hereto shall have been made or obtained as the case may be; provided, however, that the FCC action granting the FCC Consents shall have become a Final Order, free of any conditions materially adverse to the Company and other than conditions imposed by the FCC as a matter of course in similar orders. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, and other filings required to be made prior to the Closing by Buyer, Parent or Company or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Closing by Buyer, Parent or Company or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all such notices, reports, filings, consents, registrations, approvals, permits, clearances and authorizations required to be made with or obtained from the FCC under the Communications Act (the “FCC Consents”) and made with or obtained from the PUCs under the Utilities Laws (the “PUC Consents”).

(b) No Law or Order shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the transactions contemplated hereby.

Section 7.02. Conditions to Parent’s Obligations. The obligations of Parent to effect the purchase and sale of the Shares shall also be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Parent, and except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date).

(b) Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(c) Buyer shall have delivered to Parent the deliverables contemplated by Section 3.02.

Section 7.03. Conditions to Buyer’s Obligations. The obligations of Buyer to effect the purchase and sale of the Shares shall also be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Each of the representations and warranties made by Parent and Company in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, and except that the accuracy of representations and warranties that by their terms speak as of a specific date will be determined as of such specified date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (with the representations and warranties of Company and Parent being deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect or qualifiers similar to the foregoing for purposes of determining the satisfaction of this condition).

(b) Company and Parent have performed and complied in all material respects with all of Company’s and Parent’s obligations under this Agreement (other than Section 6.01(viii)(B)) which are to be performed or complied with on or prior to the Closing Date.

(c) Parent shall have delivered to Buyer the deliverables contemplated by Section 3.01.

(d) The Other Required Consents shall have been obtained in form and substance reasonably acceptable to Buyer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date (with any termination by Parent also being an effective termination by Company):

(a) By the mutual written consent of Parent and Buyer.

(b) By written notice by Buyer to Parent, if Parent or Company breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default would give rise to the failure of the condition set forth in Section 7.03(a) or Section 7.03(b) and is not cured within the Cure Period; provided, however, that the right to terminate this Agreement pursuant this Section 8.01(b) shall not be available if Buyer is then in breach in any material respect of its obligations under this Agreement.

(c) By written notice by Parent to Buyer, if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default would (i) with respect to (A) breaches of its representations or warranties contained in Section 5.02, Section 5.05 or Section 5.06 and (B) defaults in the performance of its covenants contained in this Agreement, give rise to the failure of the condition set forth in Section 7.02(a) or

Section 7.02(b) and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to make the Deposit within one (1) Business Day of the date hereof, to pay the Purchase Price at Closing, and pursuant to Section 6.13; and (ii) with respect to breaches of its representations or warranties other than those contained in Section 5.02, Section 5.05 or Section 5.06, such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, further, that the right to terminate this Agreement pursuant this Section 8.01(c) shall not be available if Parent or Company is then in breach in any material respect of its obligations under this Agreement.

(d) By written notice of Buyer to Parent or Parent to Buyer if Closing does not occur by May 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 8.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Closing to occur on or before the Termination Date.

Section 8.02. Effect of Termination. Except as provided in Section 8.04, the termination of this Agreement shall not relieve any party of any Liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything herein to the contrary, Section 2.02, this Section 8.02, Section 8.03 (with respect to the Deposit), Section 8.04 and Section 10.02 shall survive any termination of this Agreement. For avoidance of doubt, if either Parent or Buyer terminates this Agreement pursuant to Section 8.01(d), then all parties shall be relieved of their obligations hereunder and shall have no further liability to any other party hereto, except as otherwise provided in the first and second sentence of this Section 8.02.

Section 8.03. Specific Performance. In the event of a failure or threatened failure by either party to comply with the terms of this Agreement, including determinations under Section 10.09, notwithstanding anything herein to the contrary, the other party shall be entitled to an injunction restraining such failure or threatened failure and/or a decree of specific performance requiring compliance with this Agreement.

Section 8.04. Liquidated Damages. If Parent terminates this Agreement pursuant to Section 8.01(c), then Buyer shall pay Parent on demand an amount equal to $18,500,000 by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Parent and Company under this Agreement. Buyer acknowledges and agrees that Parent’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Parent’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

Section 8.05. Amendment. This Agreement may be amended by the parties hereto by a written amendment signed by all parties hereto.

Section 8.06. Extension; Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

INDEMNIFICATION

Section 9.01. By Parent. Subject to the terms and conditions of this Article IX, Parent hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (each a “Buyer Indemnified Party” and collectively, “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer Indemnified Parties arising out of or resulting from (a) the breach of any representation or warranty of Parent and Company contained in or made pursuant to this Agreement, (b) the breach of any covenant of Parent and Company contained in this Agreement, and (c) the Liabilities indicated as “Retained Liabilities” on Schedule 6.09. As used in this Article IX, the term “Claim” shall include (i) all debts, Liabilities and obligations; (ii) all losses, damages (other than consequential, punitive or special damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments; provided, however, that, except with respect to any Claim under Section 9.01(c) or arising from breaches of Section 6.01(viii)(B), the term “Claim” shall not include any single claim or series of related claims as to which the damages incurred by any party hereto is equal to or less than $50,000.

Section 9.02. By Buyer. Subject to the terms and conditions of this Article IX, Buyer hereby agrees to indemnify, defend and hold harmless Parent, its directors, officers, employees and controlled and controlling persons (each a “Parent Indemnified Party” and collectively, “Parent Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

Section 9.03. Indemnification of Third-Party Claims.

The obligations and liabilities of any party to indemnify any other under this Article IX with respect to Claims relating to third parties shall be subject to the following terms and conditions:

(a) The Indemnified Party will give the Indemnifying Party written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article IX, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b) If the Indemnifying Party, within thirty (30) days after receiving written notice stating that a third party has brought any such Claim, fails to give written notice to the Indemnified Party of its election to defend or fails to defend such Claim actively and in good faith thereafter, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

(c) Notwithstanding anything herein to the contrary, if there is a reasonable probability that a Claim (i) may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (ii) will seek an injunction or equitable relief that would be binding on Buyer or any of its Affiliates after Closing, or (iii) will result in the Indemnifying Party being joined in or consolidated with a claim to which the Indemnifying Party is a party and joint representation by the same counsel would be inappropriate under applicable professional ethical standards because of a conflict of interest, the Indemnified Party shall have the right to defend, compromise or settle such Claim; provided, however, that the Indemnified Party shall not settle such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Furthermore, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which grants injunctive or equitable relief to the claimant or the plaintiff that would be binding on Buyer or any of its Affiliates after Closing and, irrespective of the relief sought, does not include as an unconditional term of the settlement the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

Section 9.04. Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a) No claim or action shall be brought by any Buyer Indemnified Party or a Parent Indemnified Party under this Article IX after the date which is fourteen (14) months from the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on Claims on actions brought for breach of any representation or warranty made by Parent and Company in or pursuant to Section 4.01(c) or Section 4.02, and Parent hereby waives all applicable statutory limitation periods with respect thereto.

(ii) Any Claim or action brought for breach of any representation or warranty made by Parent and Company in or pursuant to Section 4.05 may be brought at any time until the underlying Tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii) There shall be no time limitation on Claims brought pursuant to Section 9.01(c), and Parent hereby waives all applicable statutory limitation periods with respect thereto.

(b) Notwithstanding anything herein to the contrary, a Buyer Indemnified Party shall not be entitled to indemnification hereunder related to matters as to which Buyer has breached Section 6.10.

(c) Notwithstanding anything herein to the contrary, for purposes of determining whether there is a right of indemnification hereunder for a breach of a representation or warranty, or the amount of the Claim related thereto, the representations and warranties shall be considered without regard to any materiality or Material Adverse Effect qualification contained therein.

(d) Notwithstanding anything herein to the contrary but subject to the introductory paragraph of this Section 9.04, no Buyer Indemnified Party shall be entitled to indemnification under this Article IX unless and until the aggregate of Parent’s indemnification obligations to all Buyer Indemnified Parties pursuant to this Article IX (but for this Section 9.04(d)) exceeds Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Basket Amount”), and then only for the excess over the Basket Amount; provided, however, that in no event shall the Basket Amount be deemed to apply to (i) any Claims arising from breaches of any of the Excluded Representations and Warranties or Excluded Covenants, (ii) any Claims pursuant to Section 9.01(c), and (iii) any Claims arising from breaches of Section 6.01(viii)(B).

(e) Notwithstanding anything herein to the contrary but subject to the introductory paragraph of this Section 9.04, the liability of Parent to indemnify under this Article IX in the aggregate shall not exceed an amount equal to ten percent (10%) of the Purchase Price (the “Cap”); provided, however, that in no event shall the Cap be deemed to apply to (i) any Claims arising from breaches of any of the Excluded Representations and Warranties or Excluded Covenants, or (ii) any Claims pursuant to Section 9.01(c).

(f) Indemnification of a Buyer Indemnified Party shall be limited to the amount of any liability or damage that remains after deducting therefrom (and the cumulative amount of all indemnification obligations for purposes of determining the Basket Amount above shall be reduced by the amount of) (i) any Tax benefit actually received by such Buyer Indemnified Party, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered by a Buyer Indemnified Party from any third party with respect thereto, net of any (A) reasonable out-of-pocket costs of collection incurred by Buyer to obtain such recovery, (B) increased insurance premiums directly resulting from Buyer making a claim under its insurance policy, and (B) deductible applicable under Buyer’s insurance policy. The Buyer Indemnified Party shall in good faith pursue and attempt to collect all available insurance proceeds (or proceeds potentially available under then-existing insurance policies maintained by such Buyer Indemnified Party or its Affiliates) and claims against third parties that would reasonably be expected by Buyer to reduce the amount of any Claim for which the Buyer Indemnified Party seeks indemnification under this Article IX.

(g) Except as otherwise provided in this Agreement, any dispute, claim or action by either party to this Agreement shall be brought and resolved pursuant to the provisions of Section 10.09.

Section 9.05. Mitigation. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX to use all commercially reasonable efforts to mitigate damages upon and after obtaining actual knowledge of a breach of this Agreement which would give rise to a claim for indemnification hereunder.

Section 9.06. Exclusive Remedy; Release. Except as provided in Section 8.04, the indemnification provided in this Article IX shall be the sole and exclusive remedy of any party against any other party for money damages in connection with any and all matters relating to this Agreement, any of the agreements, documents and instruments executed and delivered in connection herewith, and the transactions contemplated hereby and thereby (collectively, the “Covered Matters”). Except as expressly set forth in this Article IX, (a) Buyer and Buyer Indemnified Parties hereby waive any and all rights and claims that it may have against Parent with respect to any of the Covered Matters, including any and all claims and rights for breach, misrepresentation (including negligent misrepresentation), contribution, indemnity or any other rights of recovery; and (b) Buyer and Buyer Indemnified Parties, effective as of the Closing, hereby remise, release and forever discharge Parent from and against any losses, claims or damages which any of the them may sustain or suffer arising out of or in connection with, or otherwise related to, the Covered Matters.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. Limitation on Warranties.

(a) Except for the representations and warranties contained in this Agreement as qualified by the disclosure schedules to this Agreement, neither Parent nor Company makes any other express or implied representation or warranty to Buyer. Buyer acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent or Company other than the representations and warranties of Parent and Company set forth in this Agreement as qualified by the disclosure schedules to this Agreement.

(b) Except for the representations and warranties contained in this Agreement as qualified by the disclosure schedules to this Agreement, Buyer makes no other express or implied representation or warranty to Parent or Company. Parent and Company acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of Buyer other than the representations and warranties of Buyer set forth in this Agreement as qualified by the disclosure schedules to this Agreement.

(c) In connection with Buyer’s investigation of Company, Buyer received certain projections, including projected statements of operating revenues and income from operations of Company and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that neither Parent nor Company is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Section 10.02. Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly set forth in Section 8.04, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 10.03. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement and the schedules attached hereto) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the foregoing, Buyer may, without Seller’s consent, make a collateral assignment of this Agreement to any of its lenders.

Section 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.06. Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.07. Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or Company:

Journal Communications, Inc.
333 West State Street
Milwaukee, Wisconsin 53203
Attention: Steven J. Smith
Facsimile: (414) 224-2169
E-Mail: ssmith@journalcommunications.com

With a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Attention:	Benjamin F. Garmer, III
Russell E. Ryba
Peter C. Underwood
Facsimile: (414) 297-4900
E-Mail:	bgarmer@foley.com
rryba@foley.com
punderwood@foley.com

(b)	If to Buyer:

Q-Comm Corporation
8829 Bond Street
Overland Park, KS 66214
Attention: General Counsel
Facsimile: (812) 759-1661
E-Mail: hawks@kdlinc.com

With a copy to:

Edwards Angell Palmer & Dodge
2800 Financial Plaza
Providence, RI 02903
Attention: Peter J. Barrett
Facsimile: (888) 325-9152
E-Mail: pbarrett @eapdlaw.com

Section 10.08. Law Governing Agreement; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without regard to conflicts of laws principles thereof. All litigation relating to this Agreement shall take place in the courts of the State of Wisconsin located in the City of Milwaukee, or in the United States District Court for the Eastern District of Wisconsin located therein, as the case may be, and each of the parties irrevocably consents to the exclusive jurisdiction of each such court in any such litigation, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any litigation shall be heard and determined only in any such court, and agrees not to bring any action relating to this Agreement in any other court.

Section 10.09. Dispute Resolution.

(a) Except as otherwise set forth herein, any claim or controversy related to or arising out of this Agreement, whether in contract or in tort (“Dispute”), will be resolved on a confidential basis, according to the following process, which any party to this Agreement may start by delivering to the other party a written notice describing the Dispute and the amount involved (“Demand”).

(b) After receipt of a Demand, authorized representatives of the parties will meet at a mutually agreed upon time and place to try to resolve the Dispute by negotiation. If the Dispute remains unresolved 30 days after receipt of the Demand, either Party may start binding arbitration. If the Demand is brought by either Parent or Company the arbitration will be held in Overland Park, Kansas. If the Demand is brought by Buyer the arbitration will be held in Milwaukee, Wisconsin. The parties will use their best efforts to conclude the arbitration as expediently as possible but in no event later than 60 days following commencement of any proceeding. The arbitration will be before a three-arbitrator panel. Each party will select one arbitrator to represent its interest, at its sole expense. However, Parent and Company will be jointly represented by a single arbitrator. The final arbitrator, who shall be impartial, will be selected by the two partial arbitrators. In the event the two partial arbitrators shall fail to select an impartial arbitrator, either party may apply to a court of law to have a judge select an impartial arbitrator. The three arbitrators by majority ruling may adopt such procedures as they deem efficient and appropriate for making the determinations submitted to them for adjudication. No statements by, or communications between, the parties during negotiation or mediation, or both, will be admissible for any purpose in arbitration. Each party shall bear its internal expenses and its attorney’s fees and expenses, and jointly share the cost of the impartial arbitrator. The decision(s) of a majority of the arbitrators shall be final and binding on the parties.

(c) Notwithstanding the foregoing, either party may resort to a court by applying for interim relief if such party reasonably determines that such relief is necessary to prevent irreparable injury to it or to a third party without the requirement to post a bond.

Section 10.10. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 10.12. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then all other provisions of this Agreement shall not be affected and shall remain in full force and effect

Section 10.13. Definitions. For purposes of this Agreement, the term:

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Auditor” shall have the meaning set forth in Section 2.02(d).

“Basket Amount” shall have the meaning set forth in Section 9.04(c).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Wisconsin are authorized or obligated to close.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 9.01.

“Buyer Long Term Liabilities Amount” shall have the meaning set forth in Section 2.02

“Buyer’s 401(k) Plan” shall have the meaning set forth in Section 6.06(b).

“Buyer’s Knowledge” shall mean the actual knowledge of any of the following individuals: Al Cinelli, John Cinelli, Lohn Weber, Cole Hawks, John Campbell and John Greenbank.

“Buyer’s Working Capital Amount” shall have the meaning set forth in Section 2.02.

“Cap” shall have the meaning set forth in Section 9.04(d).

“Claim” shall have the meaning set forth in Section 9.01.

“Closing” shall have the meaning set forth in Article III.

“Closing Date” shall have the meaning set forth in Article III.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning as set forth in Section 6.06(e).

“Common Stock” shall have the meaning set forth in Section 4.01(c).

“Communications Act” shall mean the Communications Act of 1934, as amended, and the regulations and orders promulgated thereunder.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Financials” shall have the meaning set forth in Section 4.04.

“Company Licenses” shall have the meaning set forth in Section 4.08(d).

“Company’s Knowledge” shall mean the actual knowledge of any of the following individuals: James J. Ditter, President of Company; Robert E. Rogers, Senior Vice President of Company; Michael A. Briggs, Senior Vice President, Sales and Marketing of Company; Michael J. Garvey, Vice President and Chief Financial Officer of Company; Michael S. Ulicki, Vice President

and Chief Technology Officer of Company; Thomas E. Valentyn, Vice President and General Counsel of Company; Trina G. Jashinsky, Vice President, Human Resources of Company; Steven J. Smith, Chairman of the Board and Chief Executive Officer of Parent; Mary Hill Leahy, Senior Vice President and General Counsel of Parent; and Paul M. Bonaiuto, Executive Vice President and Chief Financial Officer of Parent.

“Company Trade Rights” means all of Company’s and its Subsidiaries’ worldwide rights in, to and under Trade Rights, to the extent material to the operation of Company’s business.

“Confidentiality Agreement” means that certain confidentiality agreement, dated August 15, 2006, as amended by that certain amendment dated October 27, 2006, in each case between Parent and Buyer.

“Contract” shall mean all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings and all amendments thereof.

“Covered Matters” shall have the meaning set forth in Section 9.06.

“Cure Period” shall mean a period commencing on the date Parent or Buyer receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) Business Days after the scheduled Closing Date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date that is five (5) Business Days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the five (5) Business Days after the scheduled Closing Date.

“Dark Fiber” shall mean optical fiber through which no light is transmitted and no signal is carried.

“Demand” shall have the meaning set forth in Section 10.09.

“Deposit” shall have the meaning set forth in Section 2.03.

“Determination Date” shall have the meaning set forth in Section 2.02(d).

“Dispute” shall have the meaning set forth in Section 10.09.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.13(a).

“Entity” or “Entities” shall mean the Company and its Subsidiaries collectively.

“Environmental Law” shall mean any federal, state, municipal, foreign or other statutes, laws, ordinances, rules or regulations and common law principles relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

“Environmental Permits” shall have the meaning set forth in Section 4.08(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13(a).

“Escrow Agent” shall have the meaning set forth in Section 2.03.

“Escrow Agreement” shall have the meaning set forth in Section 2.03.

“Escrow Fund” shall have the meaning set forth in Section 2.03.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.02(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Excluded Covenants” shall mean any of the covenants of Parent contained in Section 6.06, Section 6.07, Section 6.11, Section 6.12 and the following clauses of Section 6.01: (i), (ii), (iii), (v), (vi), (viii)(C), (xi), (xiii), (xiv), (xvi), and (xvii). For the avoidance of doubt, clauses (a) through (d) of Section 6.01 are not included within the definition of Excluded Covenants.

“Excluded Representations and Warranties” shall mean any of the representations and warranties contained in Section 4.01(c), 4.02, and 4.05.

“FCC” shall mean the Federal Communications Commission.

“FCC Consents” shall have the meaning set forth in Section 7.01(a).

“FCC Licenses” shall have the meaning set forth in Section 4.08(d).

“Final Adjustment Amount” shall have the meaning set forth in Section 2.02(f).

“Final Order” shall mean action by the FCC or its staff acting under delegated authority as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

“GAAP” shall mean United States of America generally accepted accounting principles, as consistently applied by Company.

“Governmental Consents” shall have the meaning set forth in Section 7.01(a).

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

“Hazardous Substance” shall mean any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including as those terms are defined in any Environmental Law, and including (a) petroleum and petroleum products including crude oil and any fractions thereof; (b) natural gas, synthetic gas, and mixtures thereof; (c) radon; and (d) asbestos and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall mean a party seeking indemnification pursuant to Article IX.

“Indemnifying Party” shall mean a party against whom indemnification is sought pursuant to Article IX.

“Initial Purchase Price” shall have the meaning set forth in Section 2.01.

“IRS” shall have the meaning set forth in Section 4.05(c).

“Laws” shall mean any applicable statute, law, ordinance, rule or regulation.

“Leased Real Property” means all real property leased by Company as of the date hereof.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, matured or contingent, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

“Litigation” means any petition, complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, grievance, unfair labor practice, charge, whether civil, criminal or administrative.

“Local Licenses” shall have the meaning set forth in Section 4.08(d).

“Long Term Liabilities” shall mean, as of the date of determination, any non-current liability of the Entities required to appear on a consolidated balance sheet of the Company in accordance with GAAP, (a) giving effect to the various liabilities to be retained or transferred pursuant to Section 6.06 and Section 6.09, and (b) determined in accordance with the same accounting methods, policies, practices and procedures, with consistent adjustments, classifications, judgments and estimation methodology, as were used in preparation of the Prior Period Balance Sheet, and not including any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the purchase and sale of the Shares as contemplated by this Agreement.

“Long Term Liabilities Amount” shall mean the amount of the Long Term Liabilities of Company as of the date of determination.

“Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that is materially adverse to the business, results of operations, properties, financial condition, assets or Liabilities of Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has occurred a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Company and its Subsidiaries conduct their business (except for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (iii) any failure by Company to meet revenue or earnings predictions of equity analysts; (iv) any change or effect resulting from the announcement of this Agreement or the transactions contemplated hereby; (v) changes in any Laws applicable to Company or its Subsidiaries after the date hereof (except for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (vi) changes in generally accepted accounting principles after the date hereof; (vii) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which Buyer has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; or (viii) actions required or permitted pursuant to the terms of this Agreement.

“Major Suppliers” shall have the meaning set forth in Section 4.17(a)

“Material Contract” shall have the meaning set forth in Section 4.11(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.02(d).

“NQDC Plan” shall have the meaning set forth in Section 4.13(h).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quality, quantity and frequency).

“Order” shall mean any award, assessment, order, ruling, writ, injunction, judgment, plan or decree.

“Organizational Documents” shall mean the articles or certificate of incorporation, bylaws, and similar organizational or charter documents, including all amendments thereto.

“Original Commitment Letter” shall have the meaning set forth in Section 5.05.

“Other Required Consents” shall mean only the third party consents to the transactions contemplated hereby required under the Material Contracts, which consents are marked with an asterisk next to the corresponding Material Contract on Schedule 4.11(a).

“Owned Real Property” means all real property owned by Company as of the date hereof.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 9.02.

“Parent’s 401(k) Plan” shall have the meaning set forth in Section 6.06(a).

“Permitted Liens” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other Liens arising from or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith and with respect to which adequate reserves (as determined in accordance with GAAP) exist on the Company’s books; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and with respect to which adequate reserves (as determined in accordance with GAAP) exist on the Company’s books; (c) minor encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially impair the marketability, value or present uses of such real property; and (d) to the extent Buyer receives an adjustment to the Purchase Price pursuant to Section 2.02, Liens to secure indebtedness reflected on the Recent Balance Sheet, or indebtedness (including purchase money indebtedness) incurred in the Ordinary Course of Business and consistent with past practice after the date thereof.

“Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Prior Period Balance Sheet” shall have the meaning set forth in Section 2.02(a).

“Prior Period Long Term Liabilities Amount” shall have the meaning as set forth in Section 2.02(a).

“Prior Period Working Capital Amount” shall have the meaning as set forth in Section 2.02(a).

“PUC” shall mean any local or state public utility commissions or similar local or state regulatory bodies exercising jurisdiction under Utilities Laws.

“PUC Consents” shall have the meaning set forth in Section 7.01(a).

“Purchase Price” shall have the meaning set forth in Section 2.02(f).

“Recent Balance Sheet” shall have the meaning set forth in Section 4.04.

“Real Property Leases” means each lease, rental or occupancy agreement to which Company is a party (whether as landlord, tenant, sublandlord or subtenant), involving the leasing of any real property.

“Right-of-Way Agreement” shall have the meaning set forth in Section 4.16.

“SEC” shall mean the Securities and Exchange Commission.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 6.07.

“Shareholder” shall have the meaning set forth in the preamble of this Agreement.

“Shares” shall have the meaning set forth in the recitals of this Agreement.

“State Licenses” shall have the meaning set forth in Section 4.08(d).

“Subsidiary” shall mean any corporation or other legal entity of which a Person (either alone or through or together with any other Subsidiary of such Person) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) in the case of partnerships, serves as a general partner, or (c) in the case of a limited liability company, serves as managing member or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Taxes” shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any fee, surcharge, or other assessment imposed by authority of any Governmental Entity and including any interest, penalty, or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

“Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Termination Date” shall have the meaning set forth in Section 8.01(d).

“Trade Rights” shall mean rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“Utilities Laws” shall mean applicable local, state or foreign Laws regulating the telecommunications business and the regulations and orders promulgated thereunder, but excluding (i) any Laws generally applicable to all businesses operating in the applicable jurisdiction, (ii) any Laws relating solely to taxation of telecommunications business, and (iii) any Laws relating solely to the use or occupation of real property by telecommunications businesses.

“Working Capital,” which may be a positive or negative number, shall mean, as of any date of determination, the Entities’ total current assets as of such date minus the Entities’ total current liabilities as of such date, in each case (a) giving effect to the assets to be transferred and the various liabilities to be retained or transferred pursuant to Section 6.09, and (b) determined in accordance with the same accounting methods, policies, practices and procedures, with consistent adjustments, classifications, judgments and estimation methodology, as were used in preparation of the Prior Period Balance Sheet, and not including any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the purchase and sale of the Shares as contemplated by this Agreement.

“Working Capital Amount” shall mean the amount (which may be a positive or negative number) of Working Capital of Company as of the date of determination.

IN WITNESS WHEREOF, Parent, Company and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Steven J. Smith
Name:	Steven J. Smith
Title:	Chairman and Chief Executive Officer

NORLIGHT TELECOMMUNICATIONS, INC.

By:	/s/ James J. Ditter
Name:	James J. Ditter
Title:	President

Q-COMM CORPORATION

By:	/s/ Al Cinelli
Name:	Al Cinelli
Title:	Chairman